Exhibit 99.1

April 20, 2018

Dear Shareholders of DPW Holdings,

Now that we have filed the annual report for our 2017 fiscal year, I feel it is important to reflect on some historical facts, provide insight into who I am and my thought process, and address common questions and themes which appear to be reoccurring.

History

Digital Power Corporation (the “Company”) was formed in 1969 and went public on the American Stock Exchange in 1997. During that time Digital Power built, designed and manufactured power supplies for some of the largest and most innovative corporations today. The Digital Power brand name is very well thought of as it continues to serve businesses in the medical, defense/aerospace and commercial sectors. Digital Power Corporation, over its lifetime, has designed and manufactured advanced power supplies and solutions for some of the fastest growing technology firms in the world. After the “Tech Bubble” burst in 2001, Digital Power began to go backwards, losing as much as 80% of its sales gained over the previous 18 years.

One of my favorite quotes:

“Failure is simply the opportunity to begin again, this time more intelligently.” – Henry A. Ford

How We Got Here

By the time Philou Ventures, LLC, my family’s private venture fund, purchased a controlling interest of the Company from its former Chairman for $1,500,000, the business was on “life support”. Things were not good. The NYSE American had found the Company deficient in complying with the standard listing equity requirement and, though they had an approved resolution plan, the Company was failing to execute on this plan. Once we successfully acquired the control position of the Company in September 2016 and became its largest shareholder, we started the process of comprehensively reviving the Company with retention of the national listing being absolutely critical as the deadline was less than a year away. On March 16, 2017, I became the Company’s Executive Chairman and brought a team of professionals who would soon help reinvigorate the Company’s operations and finances. Digital Power needed capital and over the following months, we discovered some of the amazing capabilities and attributes that Digital Power possessed, and thus, its real growth potential.

In 2017, Philou Ventures, LLC injected $1,000,000 of new capital and began down the path of having new institutional investment provide the necessary capital for growth and acquisitions. My vision was to leverage the Company’s 48 years of advanced power supply design and manufacturing experience by increasing the Company’s customer base by bringing that experience to new markets not yet served, and to those who were dependent on rugged and efficient power solutions.

I had Digital Power’s President, Amos Kohn, work with a team to explore the development of alternative power supplies. The team identified natural synergies in their area of expertise and the need for more efficient power supplies for the mining of cryptocurrency. For those familiar with the mining of cryptocurrency such as Bitcoin, Ethereum and Litecoin, it is known that power is an integral aspect and usually the most significant cost consideration other than one’s mining equipment. The cost of power always affects an operator’s bottom line. With Digital Power’s long history of designing and developing power solutions, it was clear to me that the area of crypto-mining power supplies would be ripe for Digital Power’s disruptive technology. It is ironic that nearly 30 years ago while attending college, I worked as a salesman selling power supplies and services to the cable industry for a small company called BK Labs. That experience at BK Labs led me to read about a very famous man, Dr. John Malone, Ph.D. who is the founder and Chairman of Liberty Media. More on that later.

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We contracted with a consultant in August of 2017 to review and analyze our options to participate in the crypto space. The results of their findings indicated the Company should become immersed and fully invested in the cryptocurrency space. In hindsight, it may have been a mistake not to embrace their advice earlier as I believe DPW’s market value would be much higher today if I had. For years, I had been advised to get involved in cryptocurrency yet felt the risk was too high and the technology not fully proven even though there were hints that the underlying blockchain technology on which cryptocurrency operated held long-term promise. Instead, we thought it better to pursue a more measured path. In the fall of 2017, we began to offer power supplies we designed and manufactured for mining machines through our new division, www.SuperCryptoPower.com.

While testing our power supplies, we stumbled onto our next new revenue stream, mining the top ten cryptocurrencies. In December 2017, we launched our next new division, Super Crypto Mining, Inc., which was incorporated in Delaware in February of 2018. We made a decision at that time to adopt a long-term investment strategy which we today. Our crypto-mining efforts soon grew from operating from within our facilities to now include co-locations. Super Crypto Mining is on track to have over 10,000 mining machines by the end of 2018, making it one of the largest U.S. domestic mining companies. Super Crypto Mining began mining the top ten cryptocurrencies, but as of the date of this letter, we are focused on mining the top 3 cryptocurrencies; Bitcoin, Ethereum, and Litecoin. Time has quickly proven this to be a more advantageous strategy for our investment and shareholders with about 80% of our mining operations focused on Bitcoin and the remaining split between Ethereum and Litecoin. I know there are a lot of prognosticators that don’t think cryptocurrency or Bitcoin is going to survive. And yet there are many people, such as the billionaire and venture capitalist Tim Draper, who think Bitcoin will have a market value of $250,000 per unit within four years. We strongly believe this story is far from over and we are going to hold on to our investment and long-term strategy, hope for the best as we allocate capital to this space, surpass our goals, and keep our promises.

Additionally, as of 2018, Super Crypto Mining offers cloud-hosted mining contracts to retail customers who want to take part in the mining experience without the hassle of setting up and maintaining complex mining equipment.

Serendipity Strikes

Prior to concluding the change of control for the Company, I asked Phil Mansour, the CEO of Avalanche International Corp (“AVLP”), a brilliant operator and disruptive technologist, to visit Salisbury England to do due diligence on Digital Power’s, subsidiary, Gresham Power. The CEO of AVLP, a substantial holding of Philou Ventures LLC, had been a long-time observer of the technology at MTIX Ltd. He learned from MTIX and on his visit to Salisbury the synergies between the two organizations in a number of areas; technology, power, project management, logistics, etc. This not only reinforced the motivation of Philou Ventures to secure the controlling interest in Digital Power, but we began to recognize the diversity of potential new customers by leveraging the existing infrastructure of Digital Power.

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It’s easy to overlook the prevalence and pervasiveness of textiles in our everyday lives. MTIX, Ltd. possesses the potential to be extremely disruptive to the textile industry worldwide, the second largest source of pollution on the Earth. MTIX invented and holds the patents on what I believe is the most advanced material synthesis technology commercially available. MTIX manufactures machines for the textile industry employing its proprietary technology, Multiplexed Laser Surface Enhancement (MLSE®). MLSE® is a patented process that applies quantum physics to combine multiple energy sources and all states of matter to treat fabrics by synthesizing their surfaces to have new properties such as fire retardancy, water resistance, and surface preparation to name a few from a much longer list of characteristics. I believe MLSE® will drastically alter the landscape of how textile-based products are finished, reducing harmful chemical runoff in the environment, energy consumption and reducing substantially the need for fresh water. We all know what it’s like when you purchase a new car or a new mattress, the smell of new radiates. That smell exists because of the chemicals used in the manufacturing process. Not only does MLSE® eliminate these smells, it virtually eliminates the harsh chemicals previously necessary to treat the fabric. Products ranging from auto interiors to blankets to clothing to carpet and upholstery could be made fire retardant, anti-microbial, water repellent and stain resistant and the list goes on and on. I recommend all shareholders watch the video about MLSE® at http://www.mtixinternational.com and subscribe to the series. Someday the world will find out about the genius of Pravin Mistry, the inventor of MLSE® and CEO and President of MTIX, Ltd.

The benefits of a potential relationship between MTIX, Ltd. and Digital Power were so obvious to all parties that on March 15, 2017, the Company received a $50 million purchase order to be a master contractor to manufacture the initial large-scale rollout of MTIX’s patented MLSE® systems. The value proposition from MTIX was so attractive that Digital Power invested in MTIX through AVLP as the acquisition of MTIX occurred. The relationship drew closer between the Digital Power and AVLP while making a strategic investment added value for the shareholders in both companies. For 2017 we have deferred income from the delivery of the first two machines which will be fully reported in our subsequent first and second quarter filings for 2018.

In 2018, AVLP does business as MTIX International. A goal in 2018 for AVLP is to up-list to a national securities exchange, increasing again the value for both shareholders of AVLP and for shareholders of DPW. Philou Ventures is a very long-term investor in both AVLP and DPW with each investment held in preferred shares of each company. I along with many look forward to the synergies that can be created between the two companies.

William B. Horne

There could be no DPW Holdings without Will Horne. He’s a dedicated family man and a former Marine. I cannot stress enough how important it is to work with a strong CFO as my second in command. Will possesses integrity and a willingness to counsel me. Will has the skill and experience to work at any Fortune 500 company, but chooses to work with us, as he believes in what we are doing. We are very fortunate to have Will Horne as our CFO and as a director. I will work hard to keep Will as long as I can, hopefully, until he retires.

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Our Board of Directors

The Company is blessed to have a group of dedicated individuals as members of the Board of Directors. I enjoy working with these talented directors who work hard to help our Company succeed. In addition to Will Horne and myself, the Board is made up of 4 others whom you should get to know.

Amos Kohn, the CEO of Coolisys Technologies, Inc., is a hard worker, unselfish with his time and an extremely talented engineer who is an Israeli military veteran. Amos is tenacious and as President of DPW works tirelessly with our subsidiaries and divisions. Amos has welcomed me from the first time I was introduced to Digital Power. He has been associated with the Company since 2003 making this his home.

Our Lead Independent Director is Robert “Bob” Smith. He was the CEO of Digital Power at the time it went public and years later rejoined the Board. Bob Smith is a man who is earnest, honest and is very dedicated to DPW and its shareholders. Bob takes his independent role very seriously. He has been a valuable resource to the Company and to me, as I often rely on his counsel and insight. He not only knows the Company, he knows the industry and his reputation is impeccable.

Jeff Bentz is another of our independent directors. Jeff is an experienced businessman who is the President of North Star Terminal & Stevedore Company, a full-service stevedoring company located in Alaska. Jeff is our latest addition to the Board and always ready to help DPW. Jeff is astute and brings a fresh viewpoint to the Company. Jeff has quickly become a valuable asset to the Board and to DPW.

Mordechai “Moti” Rosenberg has served as an independent member of our Board of Directors since June 2015. A resident of Israel, Moti is a military veteran who has assisted the Company in maintaining its international relationships and has provided his wisdom in securing military and commercial contracts overseas. He is a quiet strength on the Board and is committed to DPW’s success and longevity.

The Transition

Digital Power Corporation changed its name to DPW Holdings, Inc. upon the shareholders voting their approval on December 28, 2017. The Company is now an aggressive diversified holding company with its focus on acquiring and creating high-growth subsidiaries. For 2018, DPW maintains its previous revenue guidance, anticipating the Company’s gross consolidated revenues to range from $44 to $49 million, marking a substantial increase over the consolidated gross revenues reported for 2017. In 2018, we are continuing to develop and maintain the principles, strategies and goals we are developing for the year and for the years to come.

I will share some insight as to our practices and strategies.

Measuring Success and Value

Recently there has been a lot of talk about us raising capital at DPW Holdings. It’s important to understand that the Company had a low asset and equity base when Philou Ventures made its original investment of $1,000,000. The Company, including myself, made a strategic decision that we believe was best for our shareholders; to capitalize the Company in a way that would provide us a diverse asset base. That process takes time; it’s not something that happens overnight. It’s a process of recapitalizing the Company by buying assets that we think will be more valuable in the future. The value of these investments or reinvestments that invigorate the business will be judged over a period of time.

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In 2017, we not only raised significant capital and issue a significant number of shares, we achieved an important milestone by increasing book value tremendously, over 33.95%. This is an important measurement that we will talk about once a year, how we perform on a book value basis. It’s also important to note that the stock performed well in 2017. However, we really must admit that this performance was based on one particular industry and that is cryptocurrency, led by Bitcoin. Our decision to get involved with the crypto space because we desired to sell power supplies clearly led to the stock’s positive performance and growth in 2017. I believe DPW experienced a growth in stock performance of about 386% vs the S&P 500 which was 21.4% on a reinvested dividend basis. Many times, when I talk to people about why I compare our growth to the S&P 500 index, I tell them it is because I think it’s a simple method of measurement. For any investor, it’s the easiest way of getting diversified, using an indexed fund with a low cost of management fees and total expenses featuring a reinvestment of capital over 500 stocks. It’s also an easier way to compare the risk we’re taking at DPW Holdings. I like to point out to people here’s what you could have made in a simple S&P 500 index and here’s what you could’ve made in a more aggressive and riskier DPW Holdings. And to be clear, there should be no doubt in anyone’s mind that DPW is a much riskier investment than strategic bets on certain industries like the advanced textile machines that are produced by MTIX, Ltd.

I believe the most important point to talk about when you think about the capitalization of the company and the money we’ve raised is to look at the allocation on a book value basis, and to see if we’re deploying capital over time into assets that will return more than we spent. These are important factors in determining if the Company did its job well and how we have spent the money. So it’s important for us to lay a yardstick out and say “Hey, if you’re going to measure us, measure us in a way that makes sense; we don’t look at measurement on a daily basis, we look at it on a yearly basis and how it’s playing itself out over a long period of time”. At 48 years old, I look at myself and think we are developing the strategies for DPW to be used over the next 20 years. The capital we raise now will lay the ground work for the capital base we will need as we grow the Company’s book value, one of our primary goals. I recognize that everyone can choose to measure success differently. This is one of the basic principles of the market and is one of the key reasons the free market works. People are of course free to disagree with our approach and our metrics; I am simply presenting how DPW sees its future develop.

Financial Engineering, a Tool and Strategy

Financial Engineering is an important tool and component to what we do and what we will implement over time at DPW Holdings. Financial engineering is always done with one goal in mind, “do what is best for the shareholders”. Remember, as a large shareholder in the Company, I am “eating my own cooking”, as I am fond of saying. As an investor and as an officer of the Company, I am definitely a long-term shareholder, invested and involved with the Company for the long haul.

Financial engineering sometimes includes spinoffs of the Company or possibly creating a dividend of an internal company to the shareholders. For example, we may consider spinning out a portion of the Company or one of its subsidiaries while the business unit is still consolidated on DPW’s balance sheet. Another example is when we determine that one of the subsidiaries would be better off to have its own balance sheet so it can take advantage of the capital markets which would help grow its business. My philosophy has been, “That it is better to have 70% of a $100,000,000 company than 100% of a $10,000,000 company”. And so, we look for financial engineering as a tool and strategy to help bring value to our shareholders over time, and to make sure that each subsidiary and division will have a chance for growth. This will be a big factor in the years ahead.

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We believe we can take advantage of the benefits of what sophisticated financial engineering and planning can bring us. We know from our years of experience that, over time there will be all kinds of opportunities ranging from mergers, divestitures to investing new capital into acquisitions and tucking them into one of our subsidiaries. We look at capital deployment seriously and it will get more serious as the subsidiaries of the Company grow. Right now, we believe the Company is relatively small in size. Obviously being a smaller sized holding company when compared to some of the other holding companies out there, we are held at a disadvantage. However, we know there will be opportunities for sophisticated financial engineering and planning and we think that is one of the things we are very good at.

As I referred to earlier, John C. Malone and Liberty Media are great inspirations for my vision. If you want to see examples of what a vision for DPW could be or want to learn more about financial engineering, I encourage you to read up on John C. Malone, Gregory B. Maffei and Liberty Media, www.libertymedia.com as I believe they are the best at financial engineering in the world.

Activism, Our Core Strategy

Activism is an important part of DPW Holdings. Activism is a strategy that requires significant capital, tenacious execution and a willingness to take control of the companies, implementing changes and improving the business.

There are 3 types of management I deal with when taking over a company:

•	Management that agrees with our point of view and works with us to implement our changes to improve the value of the company;
•	Management that does not agree with our point of view and fights us for control of the company; or
•
Management that takes a different road by selling the business to someone else or pursues a significant restructuring or other initiative on their own without us. This path usually ends up presenting us a lucrative position. Although management does not ask for our help with their plan, their plan does create value through some sort of sale or restructuring which we then can participate in and leverage to our benefit.

The activist strategies that we can pursue include dealing with the Board of Directors and management, a potential proxy fight, tender offers, and ultimately taking control of the business. There are a lot of opportunities for operational turn-around, strategic initiatives and changes through financial engineering that can lead to successful activism campaigns. This is a core strategy that the team and I will employ over the coming years. I plan that this will be a long-term strategy for the Company as I have participated in activist campaigns over the last 15 to 20 years and I intend to continue to do so. This usually involves taking large positions in a public company by buying stock or debt and filing a SEC Form 13D and engaging with management in a role outlining our plan and initiatives. This can sometimes be difficult, for example, it can lead to entrenched management putting up a fight for a long time. I usually find the harder and longer they fight the less likelihood they are doing anything positive for the company, especially creating any value. This also tends to indicate they are more likely to give in. Activism is an important strategy, one that can be really profitable for DPW in the years to come.

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There are always opportunities, in my opinion, for activism because we operate in the small cap world where the large players in activism just don’t play. This simple fact creates a unique opportunity for DPW as most of the activism transactions that I focus on are under $25,000,000, a space ripe for opportunity. An example, we took a position in WSI Industries in December 2017 as we have disclosed in our filed Form 13Ds. All I can say is this story has yet to be written.

Until Next Time

I am concluding this letter by identifying a few public companies that you can take a look at, so you can understand what we are attempting to do. Clearly Berkshire Hathaway, Liberty Media and Icahn Enterprises are those that invest in a similar way. I am not claiming to be Warren Buffet, and I am not claiming to be Greg Maffei or John Malone, however, the business that best encapsulates what I am trying to do for the DPW is Icahn Enterprises. The activism, the ownership of either large portions or complete ownership of the operating companies and the investment style all fit what I am striving to do for DPW and its shareholders. No, I am not Carl Icahn, nor will I ever be like Carl Icahn, I am not claiming that, but the lessons taught by him and all the other great investors are all summed up in those few companies that I admire. I hope this gives you some insight so you can understand my mindset and my thoughts. Know that there will be new mistakes made but I will rise and learn from those while making every effort to treat all the shareholders as partners.

Best Regards,

Milton “Todd” Ault, III

Chairman, DPW Holdings, Inc.

Something to Consider

In 2004, I took over Franklin Capital in an activist campaign. Franklin later changed its name to Patient Safety Technologies. Patient Safety Technologies ultimately was sold to Stryker Medical for $120,000,000. Although the sale of Patient Safety was a financial success, I know along the way there were mistakes, errors and missed opportunities, all learning moments. I wake each day committed to working hard not to repeat the mistakes of my past and ready to learn from new mistakes and to be honest about them.

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